Exhibit (c)(1)
Project Meria 29th June 2024

2 Implied share price ($) Comments Spot on 22/05/2024 52-week High/Low 12M, 6M, 3M, 1M VWAP Discounted broker target prices Atlas' consensus-based projections xEBITDAaL 2023A xEBITDAaL 2024E xEBITDAaL 2025E TraTra ding multipl esing multipl es xEBITDAaL LTM Share price ($) 15.0 16.0 17.0 18.0 19.0 20.0 21.0 22.0 23.0 24.0 25.0 26.0 27.0 Implied premium to 22/05/2024 (36.2%) (31.9%) (27.7%) (23.4%) (19.2%) (14.9%) (10.7%) (6.4%) (2.2%) 2.1% 6.4% 10.6% 14.9% Implied premium to 1-month VWAP (33.1%) (28.6%) (24.2%) (19.7%) (15.3%) (10.8%) (6.3%) (1.9%) 2.6% 7.0% 11.5% 15.9% 20.4% Implied premium to 3-month VWAP (25.7%) (20.8%) (15.8%) (10.9%) (5.9%) (1.0%) 4.0% 8.9% 13.9% 18.8% 23.8% 28.7% 33.7% Adj. EV ($bn) 9.0 9.2 9.3 9.5 9.7 9.9 10.0 10.2 10.4 10.6 10.8 10.9 11.1 Net debt & other adj. ($bn) (6.3) (6.3) (6.3) (6.3) (6.3) (6.3) (6.3) (6.3) (6.3) (6.3) (6.3) (6.3) (6.3) EqV ($bn) 2.6 2.8 3.0 3.2 3.3 3.5 3.7 3.9 4.1 4.2 4.4 4.6 4.8 xEBITDAaL 23a ($1,811m) 5.0x 5.1x 5.2x 5.3x 5.4x 5.5x 5.5x 5.6x 5.7x 5.8x 5.9x 6.0x 6.1x xEBITDAaL 24e ($2,227m) 4.0x 4.1x 4.2x 4.3x 4.4x 4.4x 4.5x 4.6x 4.7x 4.7x 4.8x 4.9x 5.0x xEBITDAaL 25e ($2,317m) 3.9x 4.0x 4.0x 4.1x 4.2x 4.3x 4.3x 4.4x 4.5x 4.6x 4.6x 4.7x 4.8x Methodology TraTrading multiplesing multiples 14.7 16.0 20.1 16.3 13.9 21.0 24.0 26.5 24.0 13.7 22.6 20.5 26.5 23.5 22.4 23.5 22.0 11.1 19.4 17.2 23.7 17.4 18.9 20.2 Market references DCF Trading multiples Transaction multiples 8.5 Valuation summary 29th June 2024 I Project Meria Source(s): Factset and Bloomberg as of 28/06/2024, Company information, Brokers | Note(s): (1) Includes both US and Swedish markets data; (2) Press release from Atlas on 23/05/2024 announcing that it was exploring a potential offer for Millicom; (3) Target prices discounted back to 30/06/2024 at a 15.1% CoE based on respective target price horizons; (4) Valuation as of 30/06/2024; Financial forecasts for Millicom for fiscal years ending December 31, 2024 through December 31, 2030 are based on cash flow projections in brokers’ consensus for fiscal years ending December 31, 2024 through December 31, 2026 (published after the release of Millicom’s Q1 2024 results on May 8, 2024), and extrapolated for fiscal years ending December 31, 2027 through December 31, 2030, and normative terminal year data, in each case, provided by, and approved for use by, Atlas Investissement’s management; (5) Peers selected include LILAC, TIM Brazil, America Movil, Telefonica Brazil, and Entel; (6) Adjustments include: c. $5,980m of Net debt, c. $888m of non-controlling interests (related to activities in Colombia and calculated assuming 5.0x EBITDAaL 24E of c. $492m), c. $675m of investments in JV (for Honduras, assuming 5.0x EBITDAaL 24E of c. $260m) and c. $0.05m of Associates, c. $155m of Provisions (legal, retirement - tax deductible); (7) LTM EBITDAaL as of Q1 24, of c. $1,926m (2) Reference price: $24.0 Share price references: 6M VWAP: $18.9 12M VWAP: $17.4 3M VWAP: $20.2 1M VWAP: $22.4 Other references: Average (4) Precedent transactions not considered as comparable (3) (7) Market data(1) pre-Atlas Investissement’s press release from 23/05/2024(2) Based on 11 brokers post Q1 2024 and pre-Atlas Investissement’s press release (Min/Average/Max) PGR range: 2.4%-2.6% WACC range: 10.6%-11.0% Methodology based on spot share price of peers on 28/06/2024(5) Average of 4.6x EBITDAaL 23A, 4.4x EBITDAaL 24E and 4.0x EV/EBITDAaL 25E (+/- 0.25x range) Average of 5.5x (+/- 0.25x range) Confidential (6)

# Share price performance

*Millicom's share price has been affected by takeover speculation since Atlas Investissement entered the stock (04/11/2022)*


In $
26.0
24.0
22.0
20.0
18.0
16.0
14.0
12.0
10.0
$11.4
$23.5
"We see an eventual bid from Atlas as likely"
19 APRIL 2023
ABG SUNDAL COLLIER
"The chance of a bid for a majority or all shares has increased, in our view"
13 OCTOBER 2023
Kepler Cheuvreux
"We would not rule out the possibility that Atlas Investissement could try to take Millicom private by extending a bid for all outstanding shares of Millicom, at a significant premium. Looking at recent events, this is what Niel did with Iliad in 2021."
29 JUNE 2023
Kepler Cheuvreux
"With Atlas holding 22% of the shares, we consider an eventual buyout offer likely."
28 APRIL 2023
ABG SUNDAL COLLIER
"If Mr. Niel reaches a 30% stake, Millicom's bylaws require a mandatory tender offer for the entire company."
31 AUGUST 2023
UBS
Nov-22
Feb-23
May-23
Aug-23
Nov-23
Feb-24
May-24

*Source(s): Brokers, Factset as of 22/05/2024*
*Note(s): Includes both US and Swedish markets data*

3 29th June 2024 I Project Meria Confidential

# Analysts targets and ratings

**Target price releases (i) post Q1 24 results (8th of May) and (ii) pre-Atlas Investissement's public announcement and press release (23rd of May)[5]**

| Broker | Rating | Date | Target Price TIGO-US ($) | Target Price TIGO-SE (SEK) | Target price ($) | Upside/ (discount)[1] | Target Price horizon | Disc. Target Price ($)[2, 3] | Upside/ (discount)[1] |
|---|---|---|---|---|---|---|---|---|---|
| Pareto Securities | Buy | 21/05/2024 | -- | 304.0 | 28.4 | 20.9% | 12 months | 25.1 | 6.7% |
| New Street Research | Buy | 13/05/2024 | 30.0 | -- | 30.0 | 27.6% | n.a. | 26.5 | 12.9% |
| ABG Sundal Collier | Buy | 10/05/2024 | -- | 300.0 | 27.6 | 17.5% | 6 months | 26.3 | 11.7% |
| Carnegie Group | Buy | 10/05/2024 | -- | 300.0 | 27.6 | 17.5% | 6-12 months | 25.4 | 7.9% |
| DNB Markets | Buy | 10/05/2024 | -- | 310.0 | 28.6 | 21.5% | 12 months | 25.3 | 7.6% |
| Kepler Cheuvreux | Buy | 09/05/2024 | -- | 300.0 | 27.6 | 17.5% | 12 months | 24.5 | 4.2% |
| Barclays | Hold | 09/05/2024 | -- | 275.0 | 25.3 | 7.7% | 12 months | 22.4 | (4.5%) |
| Scotiabank | Buy | 08/05/2024 | 26.1 | -- | 26.1 | 11.0% | 12 months | 23.1 | (1.6%) |
| Morgan Stanley | Buy | 08/05/2024 | -- | 260.0 | 23.9 | 1.5% | 12-18 months | 20.4 | (13.1%) |
| HSBC | Buy | 08/05/2024 | 26.0 | 285.0 | 26.0 | 10.6% | 6-12 months | 23.9 | 1.6% |
| UBS | Hold | 08/05/2024 | 18.0 | -- | 18.0 | (23.4%) | 12 months | 16.0 | (32.1%) |
| **Average** | | | **25.0** | **291.8** ($27.2[4]) | **26.3** | **11.8%** | | **23.5** | **0.1%** |
| **Median** | | | **26.1** | **300.0** ($28.0[4]) | **27.6** | **17.5%** | | **24.5** | **4.2%** |
| **Min** | | | **18.0** | **260.0** ($24.2[4]) | **18.0** | **(23.4%)** | | **16.0** | **(32.1%)** |
| **Max** | | | **30.0** | **310.0** ($28.9[4]) | **30.0** | **27.6%** | | **26.5** | **12.9%** |
| Excluded | | | | | | | | | |
| Morningstar | Buy | 09/05/2024 | 34.0 | 370.0 | 34.0 | Target price horizon is 3 years vs. 6-18 months for the others | | | |
| Svenska Hand. | Buy | 09/05/2024 | -- | -- | -- | Target price not available | | | |

*Source(s): Broker reports; Bloomberg as of 22/05/2024*
*Note(s): Target prices of brokers covering SDRs presented based on USD/SEK exchange rate as of the report date; (1) Upside/(discount) calculated over average of Millicom's US and Sweden current share prices at $23.5 as of 22nd May 2024; (2) Based on cost of Equity of 15.1%, mid-point of target price horizon and valuation date as of 30/06/2024; (3) Assumes 12 months target price horizon for New Street Research; (4) Based on USD/SEK spot rate of 10.7 as of 22nd May 2024; (5) Press release from Atlas on 23/05/2024 announcing that it was exploring a potential offer for Millicom*

4 29th June 2024 I Project Meria Confidential

5 Valuation date as of 31-M ar-24 Actual Atlas’ consensus-based projections Norm. FYE as of 31-Dec, in USDm except otherwise stated 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E 2030E year Revenues 5,624 5,661 5,951 6,074 6,226 6,382 6,541 6,705 6,873 7,044 Revenue growth (%) 32.0% 0.7% 5.1% 2.1% 2.5% 2.5% 2.5% 2.5% 2.5% 2.5% Opex (3,396) (3,550) (3,409) (3,435) (3,510) (3,598) (3,688) (3,780) (3,875) (3,972) Leases (292) (300) (315) (322) (330) (338) (347) (355) (364) (373) EBITDAaL 1,936 1,811 2,227 2,317 2,386 2,446 2,507 2,569 2,634 2,700 EBITDAaL margin (%) 34.4% 32.0% 37.4% 38.1% 38.3% 38.3% 38.3% 38.3% 38.3% 38.3% D&A (1,175) (1,154) (1,150) (1,149) (1,121) (1,128) (1,134) (1,140) (1,146) (1,151) EBIT 761 657 1,078 1,168 1,265 1,318 1,372 1,429 1,488 1,548 EBIT margin (%) 13.5% 11.6% 18.1% 19.2% 20.3% 20.6% 21.0% 21.3% 21.6% 22.0% Taxes (542) (523) (518) (520) (521) (521) (521) (519) Other non-operating (expenses) income, net 22 11 9 9 9 9 9 10 Effective tax rate (% of EBITDAaL - D&A + others) 49.3% 44.4% 40.7% 39.2% 37.7% 36.3% 34.8% 33.3% NOPAT 536 645 746 797 851 908 967 1,030 D&A 1,175 1,154 1,150 1,149 1,121 1,128 1,134 1,140 1,146 1,151 Capex excl. Spectrum (973) (809) (777) (833) (877) (893) (909) (926) (942) (959) as a % of Revenues (17.3%) (14.3%) (13.1%) (13.7%) (14.1%) (14.0%) (13.9%) (13.8%) (13.7%) (13.6%) Spectrum paid (93) (236) (166) (154) (177) (174) (178) (183) (187) (192) as a % of Revenues (1.7%) (4.2%) (2.8%) (2.5%) (2.8%) (2.7%) (2.7%) (2.7%) (2.7%) (2.7%) Change in Working Capital (151) (123) (80) (54) (47) (48) (49) (50) (52) (53) as a % of Revenues - (2.2%) (1.3%) (0.9%) (0.7%) (0.7%) (0.7%) (0.7%) (0.7%) (0.7%) Free Cash Flow 663 753 766 810 849 889 932 977 Growth (%) n.a. 14% 2% 6% 5% 5% 5% n.a. Discount period (years) 0.38 1.25 2.25 3.25 4.25 5.25 6.25 Discount factor 0.96 0.88 0.79 0.72 0.65 0.58 0.53 % CF taken into account 0.75 1.00 1.00 1.00 1.00 1.00 1.00 Discounted FCF 478 662 608 581 549 519 491 (%) USDm Terminal Value 11,769 NPV of TV (2.5% PGR) 61% 6,200 EBITDAaL multiple 4.4x NPV of Disc. FCF (at 10.8% WACC) 39% 3,889 Firm Value 10,088 Implied 2023A EBITDAaL multiple 5.6x Implied 2024E EBITDAaL multiple 4.5x EV-equity bridge excl. lease liabilities (6,348) Implied equity value 3,741 Number of diluted shares outstanding (m) 176.2 Implied share price as of 31-Mar-24 21.2 Cost of equity 15.1% Compound period (Mar-24 to Jun-24) 0.25 Implied share price as of 30-Jun-24 22.0 DCF Valuation 29th June 2024 I Project Meria Source(s): Company Information, Financial forecasts for Millicom for fiscal years ending December 31, 2024 through December 31, 2030 based on projections in brokers’ consensus for fiscal years ending December 31, 2024 through December 31, 2026 published after the release of Millicom’s Q1 2024 results on May 8, 2024, as extrapolated for fiscal years ending December 31, 2027 through December 31, 2030 and for the normative year, in each case, provided by, and approved for use by, Atlas Investissement’s management Note(s): (1) Only shown for tax computation purposes as the effective tax rate is based on the % of (EBITDAaL – D&A + others); (2) Based on bottom-up WACC analysis; (3) Implied share price as of 31-Mar-24 compounded at CoE of 15.1% to obtain an implied share price as of 30-Jun-24 (1) (3) (2) Sensitivity of implied share price as of 30-Jun-24 to WACC and PGR (USD) Implied share price 10.6% 10.7% 10.8% 10.9% 11.0% 2.4% 22.9 22.1 21.4 20.8 20.1 2.5% 23.4 22.7 22.0 21.3 20.6 2.6% 24.0 23.3 22.6 21.8 21.2 WACC PGR Confidential

# Selected trading peers

- **Peers:** Spot share price (28/06/2024)
- **Millicom:** $23.5 share price (pre-Atlas Investissement's press release)

2023A EV / EBITDAaL Multiples



5.8x
5.8x
5.4x
Average: 4.6x
3.4x
4.2x
4.2x
LILAC
AMX
ENTEL
TEF-BRL
TIM-BRL

| | Average | Median |
|---|---|---|
| EBITDAaL ($m) | 1,811 | 1,811 |
| EV / EBITDAaL multiple | 4.6x | 4.2x |
| **EV ($m)** | **8,305** | **7,592** |
| EV-Eq. Adjustments ($m) | 6,348 | 6,348 |
| **Implied Equity Value ($m)** | **1,957** | **1,244** |
| Fully diluted NOSH (m)[(1)] | 176.2 | 176.2 |
| **Implied share price ($/s.)** | **11.1** | **7.1** |

2024E EV / EBITDAaL Multiples



4.7x
5.7x
5.2x
Average: 4.4x
3.3x
3.9x
3.9x
LILAC
AMX
ENTEL
TEF-BRL
TIM-BRL

| | Average | Median |
|---|---|---|
| EBITDAaL ($m) | 2,227 | 2,227 |
| EV / EBITDAaL multiple | 4.4x | 3.9x |
| **EV ($m)** | **9,771** | **8,753** |
| EV-Eq. Adjustments ($m) | 6,348 | 6,348 |
| **Implied Equity Value ($m)** | **3,423** | **2,404** |
| Fully diluted NOSH (m)[(1)] | 176.2 | 176.2 |
| **Implied share price ($/s.)** | **19.4** | **13.6** |

2025E EV / EBITDAaL Multiples



4.5x
4.9x
4.9x
Average: 4.0x
3.1x
3.7x
3.7x
LILAC
AMX
ENTEL
TEF-BRL
TIM-BRL

| | Average | Median |
|---|---|---|
| EBITDAaL ($m) | 2,317 | 2,317 |
| EV / EBITDAaL multiple | 4.0x | 3.7x |
| **EV ($m)** | **9,379** | **8,541** |
| EV-Eq. Adjustments ($m) | 6,348 | 6,348 |
| **Implied Equity Value ($m)** | **3,031** | **2,193** |
| Fully diluted NOSH (m)[(1)] | 176.2 | 176.2 |
| **Implied share price ($/s.)** | **17.2** | **12.5** |

*Source(s): FactSet as of 28/06/2024*
*Note(s): Market capitalisation based on spot share prices except for Millicom; Multiples calculated based on the average brokers consensus, in USD for Millicom and LILAC and in local currency for America Movil, Entel, Telefonica Brazil, TIM Brazil. Analysis does not take into account potential impacts from currency fluctuations and expected evolution of exchange rates; (1) Adjusted for dilutive instruments (4.9m) and treasury shares of (0.8m)*

6 29th June 2024 I Project Meria Confidential

Appendix

8 6.3x 6.0x 4.1x 6.4x 5.2x 4.8x Average 5.5x Median 5.6x Precedent LatAm transactions since 2014 – EV / EBITDAaL Source(s): Companies Note(s): (1) Multiple based on full year 2021 targets, IFRS 16 impacts based on 2020 level; (2) Multiple based on adjusted 2019 OIBDA; including synergies; (3) Multiple on 2018 adjusted EBITDA including synergies based on 5.8x combined multiple including opex and capex synergies, with synergies allocated based on % of revenues; (4) Acquiring ~24% of the total A and AA shares and less than 1% of the L shares EV/ EBITDAaL Target country Ann. Date Target Acquirer % Acquired EV @100% ($USm) Financials $5,309 $500 $435 $657 $16,665 $94,837 2021E 2019PF 2018A 2018A LTM Q2 2015 LTM Q1 2014 Nov-2021 Jul-2020 Feb-2019 Feb-2019 Jul-2015 Jun-2014 45% 100% 100% 100% 4% 8% BRAZIL (4) (1) (3) GUATEMALA NICARAGUA (2) COSTA RICA PANAMA (3) Transactions without synergies Post synergies multiples For reference purposes only, precedent transactions not considered as comparable 29th June 2024 I Project Meria Confidential

9 Disclaimer This document has been jointly prepared by (i) BNP Paribas (acting by its M&A EMEA department), (ii) Credit Agricole Corporate and Investment Bank, (iii) J.P. Morgan Securities LLC, (iv) J.P. Morgan Securities plc, (v) Lazard Frères SAS and (vi) Société Générale (collectively, the “Financial Advisors”) for information purposes only at the request of their joint client, Atlas Investissement (the “Client”), and for the exclusive use of the Client in order to assist the Client, in connection with the contemplated transaction (the “Transaction”), within the framework of the engagement of the Financial Advisors by the Client as its financial advisors for this project pursuant to the terms of the applicable engagement letters (collectively, the “Mandate”). Nothing in this document represents an offer or commitment, express or implied, on the part of the Financial Advisors to offer or provide any products or services or to enter into any arrangements or transactions in connection with the matters described in this document. This document has been prepared on the basis of information (i) either provided, directly or indirectly, orally or in writing, by or on behalf of the Client, and/or (ii) obtained from publicly available sources (together the “Information”). With respect specifically to the financial forecasts and projections made available by or through the Client, and/or its advisors and used by the Financial Advisors for the present document, the Financial Advisors have assumed that they have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the managements who prepared them and were based upon assumptions which, in light of the circumstances under which they were made, were reasonable according to the management of the Client. Because all of these elements are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Financial Advisors and on which the Financial Advisors do not have any certainty, the Financial Advisors express no opinion on the validity of such projections and forecasts and assume no responsibility if future results or values are different from the forecasts or assumptions used and retained in this document. No representation or warranty, expressed or implied, is made and no responsibility is or will be accepted by the Financial Advisors as to or in relation to the accuracy, reliability or completeness of any Information (or for any omission, or any misleading elements of such Information or any derivative information) and any liability for the Financial Advisors or any of their directors or employees to third parties (including in respect of direct, indirect or consequential loss or damages) is expressly disclaimed. The Financial Advisors (i) assumed that the Information (in particular the information which was provided by the Client) is true, complete, accurate and not misleading and (ii) did not conduct any specific due diligence or submit such documents and, more generally, the Information, to an independent appraisal or expert, as such tasks were not included in its assignment under the Mandate. It is therefore advisable for the Client to make its own judgment and assessment of the Information. The Financial Advisors are not accounting, environmental, legal, regulatory or tax experts and have not conducted any independent accounting, environmental, legal, regulatory or tax analysis of the Transaction and are not providing any advice on such matters; if appropriate, the Financial Advisors have relied on the assessments made by other advisors of the Client with respect to such issues. The Financial Advisors do not assume any responsibility for any such assessment and/or for the Information. The Client should conduct its own independent analysis of the Information referred to herein. The analyses expressed herein reflect the judgment of the Financial Advisors as at, and are based upon economic, monetary, market and other conditions as in effect on, and the Information made available to the Financial Advisors as of, the date hereof, all of which are accordingly subject to change. The Financial Advisors expressly disclaim any undertaking or obligation to revise, modify or reaffirm the contents of this document or to advise any person of any change in any fact or matter affecting this document of which they become aware after any such date. This document does not constitute an opinion as to the fairness of any consideration to be paid in the Transaction or as to valuation or otherwise and does not constitute any recommendation of any specific consideration to be paid in the Transaction or valuation, or as to whether to consummate the Transaction, to the Client or its directors, shareholders, creditors or other relevant parties. This document should not be relied on as the basis for any investment decision. In addition, the analyses contained in this document are not and do not purport to be appraisals of the assets, stock or business of the Client or any other entity. The Information and analyses contained in this document are not intended to be the sole basis upon which the assessment of the merits of the Transaction can be made, and a position vis à vis the Transaction decided and/or implemented. The Client should therefore make its own judgment and assessment of the Information and analyses contained in this document and the Transaction. In any event, the decision to proceed or not with the Transaction belongs to the Client, taking into account all the elements and risks and factors regarding the Transaction. This document is strictly confidential and may not be reproduced (in whole or in part) nor summarized or distributed or publicized nor disclosed, in whole or in part, to any third party without the prior written consent of the Financial Advisors. The Client shall keep this report and its content strictly confidential and not disclose its content to any person other than those of its employees and selected executive officers and directors who strictly need access to it for the sole purpose of assessing the merits of the Transaction. This document is not intended to be directed at (or used by) retail clients. The distribution of this document in certain jurisdictions may be restricted by law or regulation, and in receiving this document all persons into whose possession it comes shall ensure that they are aware of, and are able to receive this document without contravening, any such restrictions in the jurisdictions in which they are incorporated or carry on business. The Financial Advisors shall have no responsibility or liability to the Client for failing to comply with the relevant laws and regulations of any territory. BNP Paribas: BNP Paribas is a société anonyme, with its registered office at 16 boulevard des Italiens, 75009 Paris, France, registered at the Paris Trade register under number 662 042 449. BNP Paribas is a credit institution and an investment services provider authorised and lead-supervised by the European Central Bank (Sonnemannstrasse 20, 60314 Frankfurt-am-Main, Germany) and the Autorité de Contrôle Prudentiel et de Résolution (Banque de France – 4, place de Budapest - 75009 Paris Cedex 9). J.P. Morgan: J.P. Morgan is a party to the SEC Research Settlement and as such, is generally not permitted to utilize the firm's research cap abilities in pitching for investment banking business. All views contained in this presentation are the views of J.P. Morgan’s Investment Bank, not the Research Department. J.P. Morgan’s policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. J.P. Morgan is a marketing name for investment businesses of JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. Securities, syndicated loan arranging, financial advisory, lending, derivatives and other investment banking and commercial banking activities are performed by a combination of J.P. Morgan Securities LLC, J.P. Morgan Securities plc, J.P. Morgan SE, JPMorgan Chase Bank, N.A. and the appropriately licensed subsidiaries and affiliates of JPMorgan Chase & Co. worldwide. J.P. Morgan deal team members may be employees of any of the foregoing entities. J.P. Morgan Securities plc is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. J.P. Morgan SE is authorised as a credit institution by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) and jointly supervised by the BaFin, the German Central Bank (Deutsche Bundesbank) and the European Central Bank (ECB). J.P. Morgan Securities LLC intermediates securities transactions effected by its non-U.S. affiliates for or with its U.S. clients when appropriate and in accordance with Rule 15a-6 under the Securities Exchange Act of 1934. Please consult: www.jpmorgan.com/securities-transactions. Société Générale: Société Générale is a société anonyme, with its registered office at 29 boulevard Haussmann, 75009 Paris, France and with a share capital of EUR 1,003,724,927.50, registered at the Paris Trade register under number 552 120 222. Société Générale is a French credit institution (bank) authorised and supervised by the European Central Bank (ECB) and the Autorité de Contrôle Prudentiel et de Résolution (the French Prudential Control and Resolution Authority) (ACPR) and regulated by the Autorité des Marchés Financiers (the French financial markets regulator) (AMF). To the extent that Société Générale, London Branch provides, or assists in providing, any products, services, arrangements or transactions that may be referenced in this document, it will be acting exclusively for and under the supervision of Société Générale in relation to those matters. Société Générale, London Branch is authorised by the Prudential Regulation Authority and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority. 29th June 2024 I Project Meria Confidential